The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated July 24, 2023.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557

The Toronto-Dominion Bank $ Knock-Out Participation Notes Linked to the Common Stock of NVIDIA Corporation due

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (expected to be the second business day after the valuation date) is based on the performance of the common stock of NVIDIA Corporation, which we refer to as the reference asset, as measured from the pricing date to and including the valuation date (expected to be between 12 and 14 months after the pricing date) and whether a barrier event has occurred.
A barrier event will occur if, on any trading day during the observation period, which is the period from but excluding the pricing date to and including the valuation date, the closing price of the reference asset is greater than the barrier price of between 139.22% and 146.01% (to be determined on the pricing date) of the initial price (equal to the closing price of the reference asset on the pricing date).
If a barrier event has occurred at any time during the observation period, the return on your notes will be a fixed positive return of 5.00% and you will receive $1,050.00 per principal amount of your notes regardless of the final price of the reference asset. A barrier event may occur at any point during the observation period; however, you will not receive $1,050.00 per principal amount of your notes until maturity and you will receive such amount regardless of the final price (which is the closing price of the reference asset on the valuation date).
If a barrier event has not occurred and the final price is greater than the initial price, the return on your notes will be positive and will equal the percentage change (which is the percentage increase or decrease in the final price from the initial price). As a result of the barrier price, the maximum potential return on your notes will be limited to between 39.22% and 46.01% (to be determined on the pricing date).
If a barrier event has not occurred and the final price is equal to or less than the initial price, the return on your notes will be zero and you will only receive the principal amount of your notes.
A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes and the amount that a holder of the notes will receive at maturity. See page P-5 herein.
At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●	if a barrier event has occurred:
o	$1,050.00.
●	if a barrier event has not occurred and:
o	the final price is greater than the initial price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the percentage change; or
o	the final price is equal to or less than the initial price, $1,000.
Any payments on the notes are subject to our credit risk.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. The notes will not be listed or displayed on any securities exchange or electronic communications network.
You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $934.50 and $964.50 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$7.50	$992.50
Total	$•	$•	$•
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein for additional information.

TD Securities (USA) LLC	Goldman Sachs & Co. LLC
Agent
Pricing Supplement dated , 2023

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We or Goldman Sachs & Co. LLC (“GS&Co.”), or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or GS&Co., or any of our or their respective affiliates, informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be included in the final pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TD Securities (USA) LLC (“TDS”), any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, estimated costs which TD may incur in connection with the Notes and an estimate of the difference between the amounts TD pays to GS&Co. or an affiliate and the amounts that GS&Co. or an affiliate pays to us in connection with hedging your Notes as described further under “Supplemental Plan of Distribution (Conflicts of Interest)” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and GS&Co.’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your Notes on the Pricing Date, based on its pricing models and taking into account TD’s internal funding rate, plus an additional amount (initially equal to $ per $1,000 Principal Amount). Prior to, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months after the Pricing Date).
On and after, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market) will equal approximately the then-current estimated value of your Notes determined by reference to such pricing models. For additional information regarding the value of your Notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes”.
If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” in this pricing supplement.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series E
Type of Note:	Knock-Out Participation Notes (the “Notes”)
Term:	Expected to be between 12 and 14 months
Reference Asset:	The common stock of NVIDIA Corporation (Bloomberg Ticker: NVDA UW, “NVDA”)
CUSIP / ISIN:	89115F4S7 / US89115F4S79
Agents:	TD Securities (USA) LLC (“TDS”) and Goldman Sachs & Co. LLC (“GS&Co.”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:
$1,000 per Note; $            in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if TD, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of the final pricing supplement.

Pricing Date:	[ ], 2023
Issue Date:	Expected to be five Business Days following the Pricing Date.
Valuation Date:
Expected to be between 12 and 14 months after the Pricing Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Valuation Date(s)” in the product supplement.

Maturity Date:
Expected to be two Business Days following the Valuation Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” in the product supplement.

Observation Period:
Each day from but excluding the Pricing Date to and including the Valuation Date, excluding any day or days on which the Calculation Agent determines that a Market Disruption Event occurs or is continuing or that the Calculation Agent determines is not a Trading Day, provided that if the Calculation Agent determines that a Market Disruption Event occurs or is continuing on the Valuation Date (i.e., the last day of the Observation Period), or such day is not a Trading Day, the last day of the Observation Period will be postponed as provided under “Valuation Date” above.

Payment at Maturity:
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
●  if a Barrier Event has occurred:
o       the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Contingent Return
●  if a Barrier Event has not occurred and:
o      the Final Price is greater than the Initial Price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Percentage Change; or
o        the Final Price is equal to or less than the Initial Price, $1,000.
If a Barrier Event has not occurred, your potential return on the Notes will be limited to the Barrier Percentage and, if the Final Price is equal to or less than the Initial Price, your return on the Notes will be 0% and you will not receive a positive return on the Notes.
Additionally, if a Barrier Event has occurred your return on the Notes will be limited to the Contingent Return. A Barrier Event may occur at any point during the Observation Period, but you will not receive your Principal Amount plus a return equal to the Contingent Return until maturity and you will receive such amount regardless of the Final Price.
Any payment on the Notes is subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Barrier Event:	A Barrier Event will occur if, on any Trading Day during the Observation Period, the Closing Price of the Reference Asset is greater than the Barrier Price.
Barrier Price:
Expected to be between 139.22% and 146.01% of the Initial Price (to be determined on the Pricing Date), subject to adjustment as provided under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Barrier Percentage:	Expected to be between 39.22% and 46.01% (to be determined on the Pricing Date)
Contingent Return:	5.00%
Percentage Change:	The quotient of (1) the Final Price minus the Initial Price divided by (2) the Initial Price, expressed as a percentage.
Initial Price:
The Closing Price of the Reference Asset on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described herein and under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Final Price:
The Closing Price of the Reference Asset on the Valuation Date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Events” in the product supplement, as determined by the Calculation Agent and subject to adjustment as described herein and under “Additional Terms of the Notes — Delisting or Suspension of Trading in an Equity Security” and “— Anti-Dilution Adjustments” herein.

Closing Price:
The closing sale price or last reported sale price, regular way, (or, in the case of Nasdaq, the official closing price) for the Reference Asset, on a per-share or other unit basis, on the principal national securities exchange on which the Reference Asset is listed for trading on that day, or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

Considerations for Secondary Market Purchasers:
A purchaser of the Notes in the secondary market should determine if a Barrier Event has already occurred. The occurrence of a Barrier Event will affect both the secondary market trading price of these Notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity. In order to determine if a Barrier Event has occurred, secondary market purchasers should determine if, on any Trading Day from the but excluding the Pricing Date to and including the date of such secondary market purchaser’s purchase, the Closing Price of the Reference Asset was greater than the Barrier Price.

U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”.

Canadian Tax Treatment:
Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary herein or in the product supplement.
The Pricing Date, the Issue Date, the Valuation Date and the Maturity Date (and, therefore, the Observation Period) are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-ES-ETF-1 dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000114036122008015/brhc10034640_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Risks Relating to Return Characteristics
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of TD.
The Potential Return on the Notes Is Limited.
The potential return on the Notes is limited. If a Barrier Event occurs, meaning the Closing Price of the Reference Asset is greater than the Barrier Price on any Trading Day during the Observation Period, the return on your Notes will equal the Contingent Return, limiting your Payment at Maturity to $1,050.00 per $1,000 Principal Amount. A Barrier Event may occur at any point during the Observation Period, but you will not receive your Principal Amount plus a return equal to the Contingent Return until maturity and you will receive such amount regardless of the Final Price.
If a Barrier Event does not occur, your potential return on the Notes is limited by the Barrier Percentage and may be zero. You will benefit from the Percentage Change only if a Barrier Event does not occur. If a Barrier Event does not occur and the Final Price is greater than the Initial Price, the return on your Notes will equal the Percentage Change, limiting your Payment at Maturity to no more than between $1,392.20 and $1,460.10 (to be determined on the Pricing Date) per $1,000 Principal Amount. If, however, a Barrier Event does not occur and the Final Price is equal to or less than the Initial Price, the Payment at Maturity will equal $1,000 per $1,000 Principal Amount and you will not receive a positive return on your investment.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Closing Price of the Reference Asset.
Your ability to participate in any appreciation in the price of the Reference Asset over the term of the Notes is limited and the return on the Notes may change significantly despite only a small change in the Closing Price of the Reference Asset. If a Barrier Event does not occur and the Final Price is greater than the Initial Price, you will receive a positive return up to the Barrier Percentage. If, however, the Final Price is greater than the Barrier Price, your return on the Notes will be limited to the Contingent Return and you will not receive the benefit of any positive Percentage Change. This means that, while an increase in the price of the Reference Asset equal to the Barrier Percentage will not cause a Barrier Event to occur, an increase of greater than the Barrier Percentage will cause a Barrier Event to occur and your return on the Notes will be limited to the Contingent Return. Accordingly, if a Barrier Event occurs and the Percentage Change is positive, you will not receive the benefit of such positive Percentage Change.
The Stated Payout Applies Only at Maturity and Differs Based on Whether a Barrier Event Occurs.
The stated payout applies only at maturity and differs based on whether a Barrier Event occurs. For instance, the ability to receive a return based on the Percentage Change applies only if a Barrier Event does not occur and Final Price is greater than the Initial Price. You should be willing to hold your Notes to maturity. Additionally, if you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Notes, and you may have to sell them at a loss relative to your initial investment even if the price of the Reference Asset at such time performs favorably to you. You may receive the stated payout only if you hold your Notes to maturity.

The Notes Are Subject to the Market Risk of the Reference Asset on Each Trading Day During the Observation Period But the Payment at Maturity Will Not Be Linked to the Price of the Reference Asset at Any Time Other than the Valuation Date.
Because the Observation Period includes each Trading Day from but excluding the Pricing Date, to and including the Valuation Date, the Notes are subject to the market risk of the Reference Asset on each Trading Day during the term of the Notes. If a Barrier Event occurs, the Payment at Maturity per Note may be less than it would have been if a Barrier Event had not occurred. Regardless of whether a Barrier Event occurs, the Payment at Maturity will be based on the Final Price, which is the Closing Price of the Reference Asset on the Valuation Date. Therefore, if the Closing Price of the Reference Asset moves unfavorably on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Price of the Reference Asset prior to such change. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of your Notes may be more favorable than the Final Price, the Payment at Maturity will be based on the Closing Price of the Reference Asset only on the Valuation Date.
If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount.
You Will Have No Rights to Receive Any Shares of the Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on the Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions or any rights against the issuer of the Reference Asset (the “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Reference Asset.
Risks Relating to Characteristics of the Reference Asset
There Are Single Stock Risks Associated with the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and prices, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuer and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the Reference Asset Issuer. For additional information, see “Information Regarding the Reference Asset” herein. We urge you to review financial and other information filed periodically by the Reference Asset Issuer with the SEC.
We Do Not Control the Reference Asset Issuer and Are Not Responsible for Any of its Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Asset or the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into the Reference Asset Issuer.
Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement and any Trading Day during the Observation Period may be disregarded as described elsewhere herein and in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.

Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) is Expected to Be Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is expected to be less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
TD’s and GS&Co.’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and GS&Co.’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including GS&Co.’s) Estimates.
TD’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes.
GS&Co.’s estimated value of the Notes is determined by reference to its pricing models and takes into account TD’s internal funding rate. The price at which GS&Co. would initially buy or sell your Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your Notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding the Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the Pricing Date through the applicable date set forth under “Additional Information Regarding the Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your Notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which is calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
GS&Co.’s pricing models consider certain variables, including principally TD’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to GS&Co.’s models, taking into account TD’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in TD’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that GS&Co. makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your Notes at any price and, in this regard, GS&Co. is not obligated to make a market in the Notes. See “—There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses” herein.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	whether a Barrier Event has occurred;
•	the price of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the price of the Reference Asset;
•	the dividend rates of the Reference Asset, if applicable;
•
economic, financial, regulatory and political, military, public health or other events that may affect stock markets generally and the market segment of which the Reference Asset is a part, and which may affect the market price of the Reference Asset;

•	interest rates and yield rates in the market;
•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These, and other, factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future prices of the Reference Asset cannot be predicted. The actual change in the price of the Reference Asset over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing prices of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS, GS&Co. and our or their respective affiliates may make a market for the Notes; however, they are not required to do so. TDS, GS&Co. and our or their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset and, as a result, you may suffer substantial losses.

If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of the Reference Asset moves favorably relative to the Initial Price during the term of the Notes, the market value of your Notes may not increase proportionately and could decline. Additionally, a purchaser of the Notes in the secondary market should determine if a Barrier Event has already occurred. The occurrence of a Barrier Event will affect both the secondary market trading price of these Notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity. In order to determine if a Barrier Event has occurred, secondary market purchasers should determine if, on any Trading Day from but excluding the Pricing Date to and including the date of such secondary market purchaser’s purchase, the Closing Price of the Reference Asset was greater than the Barrier Price. Certain financial websites make historical prices of the Reference Asset publicly available, which may be helpful when determining whether or not a Barrier Event has occurred.
Risks Relating to Hedging Activities and Conflicts of Interest
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.
Trading and Business Activities of TD, the Agents and Their Respective Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD, GS&Co. and our or their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we, GS&Co. or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We, GS&Co. or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, GS&Co. and our or their respective affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, GS&Co. and our or their respective affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuer, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us, GS&Co. or one or more of our or their respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, GS&Co. and our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or the Reference Asset Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us, GS&Co. and our or their respective affiliates may affect the price of the Reference Asset and, therefore, the market value of, and any amount payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether a Barrier Event has occurred and the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price, and therefore the Barrier Price, for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “Additional Terms of the Notes — Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset.
Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, the Reference Asset Issuer or a third party may nevertheless adversely affect the price of the Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will depend on whether a Barrier Event occurs and the Final Price of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Because the Notes are Subject to Special Rules Governing CPDI for U.S. Federal Income Tax Purposes, You Generally Will Be Required to Pay Taxes on Ordinary Income From the Notes Even Though You Will Not Receive Any Payment on the Notes prior to the Maturity Date.
If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payment on the Notes until the Maturity Date. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the Maturity Date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the Notes will be taxed as ordinary interest income. If you purchased the Notes in the secondary market, the tax consequences to you may be different. Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisors concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.

Hypothetical Returns
The examples and graph set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical prices of the Reference Asset during the Observation Period and on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant. The actual terms of the Notes will be set on the Pricing Date.
The examples below are based on a range of Closing Prices that are entirely hypothetical; the price of the Reference Asset on any day throughout the Observation Period, including the Final Price on the Valuation Date, cannot be predicted. The Reference Asset has been highly volatile in the past — meaning that the price of the Reference Asset has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Reference Asset, whether a Barrier Event has occurred and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) is Expected to Be Less Than the Public Offering Price of the Notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal Amount	$1,000
Hypothetical Barrier Price	139.22% of the Initial Price*
Hypothetical Barrier Percentage	39.22%*
Contingent Return	5.00%
*The bottom of the Barrier Price and Barrier Percentage ranges specified herein. The actual Barrier Price and Barrier Percentage will be determined on the Pricing Date.
No market disruption event occurs during the Observation Period and no market disruption event or non-Trading Day occurs on the originally scheduled Valuation Date

No change in or affecting the Reference Asset
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date
Moreover, we have not yet set the Initial Price, which will serve as the baseline for determining the Percentage Change, or the Barrier Price or Barrier Percentage, each of which will affect the amount that we will pay on your Notes at maturity. We will not do so until the Pricing Date. As a result, the actual Initial Price may differ substantially from the price of the Reference Asset prior to the Pricing Date.
For these reasons, the actual performance of the Reference Asset over the term of your Notes, as well as the Payment at Maturity may bear little relation to the hypothetical examples shown below or to the historical price of the Reference Asset shown elsewhere in this pricing supplement. For information about the historical prices of the Reference Asset during recent periods, see “Information Regarding the Reference Asset — Historical Information” below. Before investing in the offered Notes, you should consult publicly available information to determine the prices of the Reference Asset between the date of this pricing supplement and the date of your purchase of the offered Notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Asset.

The prices in the left column of the table below represent hypothetical Final Prices and are expressed as percentages of the Initial Price. The amounts in the middle column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price, assuming that a Barrier Event has not occurred (i.e., the Closing Price of the Reference Asset is equal to or less than the Barrier Price on each Trading Day during the Observation Period), and are expressed as percentages of the Principal Amount per Note (rounded to the nearest thousandth of a percent). The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price, assuming that a Barrier Event has occurred (i.e., the Closing Price of the Reference Asset is greater than the Barrier Price on at least one Trading Day during the Observation Period) and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Price and the assumptions noted above.
Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
150.000%	N/A	105.00%
145.000%	N/A	105.00%
140.000%	N/A	105.00%
139.220%	139.220%	105.00%
130.000%	130.000%	105.00%
120.000%	120.000%	105.00%
110.000%	110.000%	105.00%
105.000%	105.000%	105.00%
102.000%	102.000%	105.00%
101.000%	101.000%	105.00%
100.000%	100.000%	105.00%
90.000%	100.000%	105.00%
80.000%	100.000%	105.00%
70.000%	100.000%	105.00%
60.000%	100.000%	105.00%
50.000%	100.000%	105.00%
25.000%	100.000%	105.00%
0.000%	100.000%	105.00%
If, for example, a Barrier Event has occurred, and the Final Price were determined to be 150.000% of the Initial Price, the Payment at Maturity that we would pay on your Notes at maturity would be limited to 105.000% of the Principal Amount of your Notes, as shown in the table above. Additionally, if a Barrier Event has occurred and the Final Price were determined to be 50.000% of the Initial Price, the Payment at Maturity that we would pay on your Notes at maturity would be limited to 105.000% of the Principal Amount of your Notes, as shown in the table above.
If, however, a Barrier Event has not occurred and the Final Price were determined to be 110.000% of the Initial Price, the Percentage Change would be 10.000% and the Payment at Maturity that we would pay on your Notes at maturity would be 110.000% of the Principal Amount of your Notes, as shown in the table above. However, you will benefit from the Percentage Change only if a Barrier Event has not occurred and the Final Price is greater than the Initial Price. Because a Barrier Event will occur if, on any Trading Day during the Observation Period (including the Valuation Date), the Closing Price of the Reference Asset is greater than the Barrier Price (139.220% of the Initial Price), the Payment at Maturity that we would pay on your Notes at maturity if a Barrier Event has not occurred will be limited by the Barrier Percentage.
Additionally, if a Barrier Event has not occurred and the Final Price were determined to be 101.000% of the Initial Price, the Payment at Maturity that we would pay on your Notes at maturity would be 101.000% of the Principal Amount of your Notes, which is less than the Payment at Maturity would have been if a Barrier Event had occurred, as shown in the table above.
Further, if a Barrier Event has not occurred and the Final Price is equal to or less than the Initial Price, the Payment at Maturity that we would pay on your Notes at maturity will be limited to 100.000% of the Principal Amount of your Notes, as shown in the table above.

The following chart shows a graphical illustration of the hypothetical Payment at Maturity that we would pay on your Notes on the Maturity Date if the Final Price were any of the hypothetical prices shown on the horizontal axis. The hypothetical Payments at Maturity in the chart are expressed as percentages of the Principal Amount of your Notes and the hypothetical Final Prices are expressed as percentages of the Initial Price. The chart shows that, if a Barrier Event occurs, it would result in a hypothetical Payment at Maturity of 105.000% of the $1,000 Principal Amount of your Notes (the horizontal line that crosses the 105.000% marker on the vertical axis). The chart also shows that, if a Barrier Event does not occur, it would result in a hypothetical Payment at Maturity that is greater than 100.000%, but less than or equal to 139.220% of the $1,000 Principal Amount of your Notes (the section on or above the 100.000% marker on the vertical axis but on or below the 139.220% marker on the vertical axis).

The Payments at Maturity shown above are entirely hypothetical; they are based on a hypothetical Barrier Price and Barrier Percentage, hypothetical Closing Prices of the Reference Asset that may not be achieved during the Observation Period or on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.
Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.
We cannot predict the actual Closing Price on any Trading Day during the Observation Period, the actual Final Price or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the price of the Reference Asset and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive at maturity and the rate of return on the offered Notes will depend on the actual Initial Price, Barrier Price and Barrier Percentage, each of which we will set on the Pricing Date, and the actual Closing Price of the Reference Asset on each Trading Day during the Observation Period and the actual Final Price on the Valuation Date, each of which will determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes on the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding the Reference Asset
The Reference Asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents or any document incorporated herein by reference.
We have derived all information contained herein regarding the Reference Asset from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. TD has not undertaken an independent review or due diligence of any publicly available information regarding the Reference Asset. The Closing Prices for the Reference Asset may be adjusted by Bloomberg Professional® (“Bloomberg”) for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
As an investor in the Notes, you should undertake such independent investigation of the Reference Asset Issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Historical Information
The graph below shows the daily historical Closing Prices of the Reference Asset from July 20, 2013 through July 20, 2023. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. The daily historical Closing Prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
NVIDIA Corporation (NVDA)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the Issue Date and the spread.
As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [•]% per annum, compounded semi-annually, with a projected payment at maturity of $[•] based on an investment of $1,000. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a Note.
Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on such Note:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through December 31, 2023	$[•]	$[•]
January 1, 2024 through Maturity Date	$[•]	$[•]
A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a Barrier Event occurs during the Observation Period more than six months prior to the Maturity Date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such Barrier Event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of a Barrier Event during the Observation Period.
In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your Notes should be treated in the manner described above.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

Additional Terms of the Notes
The sections “General Terms of the Notes — Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” and “— Anti-Dilution Adjustments” in the product supplement are replaced in its entirety with the below discussion.
Delisting or Suspension of Trading in an Equity Security
If the Reference Asset is delisted or trading of the Reference Asset is suspended on its primary exchange, and the Reference Asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act, as determined by the Calculation Agent (a “successor exchange”), then the Reference Asset will continue to be deemed the Reference Asset.
If the Reference Asset is delisted or trading of the Reference Asset is suspended on its primary exchange, and the Reference Asset is not immediately re-listed or approved for trading on a successor exchange, then the Calculation Agent will deem the Closing Price of the applicable Reference Asset on the Trading Day immediately prior to its delisting or suspension to be the Closing Price of the applicable Reference Asset on each remaining Trading Day to, and including, the Valuation Date.
Notwithstanding these alternative arrangements, any delisting or suspension of trading in an equity security may adversely affect the market value of, and return on, the notes.
Anti-Dilution Adjustments
The Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, will be specified in the final pricing supplement and may be adjusted by the Calculation Agent if any of the dilution events described below occurs with respect to the Reference Asset after the Pricing Date.
The Calculation Agent will adjust the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, for the Reference Asset as described below, but only if an event below under this section occurs with respect to the Reference Asset and the relevant event occurs during the period described under the applicable subsection. The Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, for the Reference Asset may each be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Asset.
No such adjustments will be required unless such adjustments would result in a change of at least 0.1% to the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable.
If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, for the Reference Asset, the Calculation Agent will adjust that Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, for the first event, the Calculation Agent will adjust the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, for the second event, applying the required adjustment to the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, as already adjusted for the first event, and so on for each event for the Reference Asset.
If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the affected notes, that results solely from that event. Accordingly, the Calculation Agent may modify or make adjustments that differ from the anti-dilution adjustments discussed herein as necessary to ensure an equitable result.

Share Splits and Share Dividends
A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its stock to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.
If the Reference Asset is subject to a share split or receives a share dividend, then the Calculation Agent will adjust the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, by dividing the prior Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, before the share split or share dividend — by the number equal to: (1) the number of shares of the Reference Asset outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately before the share split or share dividend becomes effective. The Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless:
•	in the case of a share split, the first day on which the Reference Asset trades without the right to receive the share split occurs after the Pricing Date and on or before the Valuation Date; or
•	in the case of a share dividend, the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.
The ex-dividend date for any dividend or other distribution with respect to the Reference Asset is the first day on which the Reference Asset trades without the right to receive that dividend or other distribution.
Reverse Share Splits
A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.
If the Reference Asset is subject to a reverse share split, then the Calculation Agent will adjust the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, by multiplying the prior Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, of the Reference Asset by a number equal to: (1) the number of shares of the Reference Asset outstanding immediately before the reverse share split becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately after the reverse share split becomes effective. The Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the reverse share split becomes effective after the Pricing Date and on or before the Valuation Date.
Extraordinary Dividends
A distribution or dividend on the Reference Asset will be deemed to be an extraordinary dividend if the Calculation Agent determines that its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, by an amount equal to at least 10% of the Closing Price of the Reference Asset (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day before the ex-dividend date. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to the Reference Asset, the Calculation Agent will adjust the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, of the Reference Asset to equal the product of: (1) the prior Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, times (2) a fraction, the numerator of which is the amount by which the Closing Price of the Reference Asset on the Trading Day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the Closing Price of the Reference Asset on the Trading Day before the ex-dividend date. The Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the ex-dividend date occurs after the Pricing Date and on or before the Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Asset equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on the Reference Asset that is a share dividend, an issuance of transferable rights or warrants or a spin off event and also an extraordinary dividend will result in an adjustment to the Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, only as described under “— Share Splits and Share Dividends” above, “—Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If the Reference Asset Issuer issues transferable rights or warrants to all holders of the Reference Asset to subscribe for or purchase the Reference Asset at an exercise price per share that is less than the Closing Price of the Reference Asset on the Trading Day before the ex-dividend date for the issuance, then the Calculation Agent may adjust the applicable Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, of the Reference Asset as the Calculation Agent determines appropriate to account for the economic effect of such issuance, and may reference, without limitation, any adjustment(s) to options contracts on the Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.
The Initial Price, Closing Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted for such affected Reference Asset, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before Valuation Date.
Reorganization Events
If the Reference Asset Issuer undergoes a Reorganization Event in which property other than the Reference Asset—e.g., cash and securities of another issuer (“distribution property”)—is distributed in respect of the Reference Asset, then such distribution property will be deemed to be the Reference Asset and, for purposes of calculating the price of the Reference Asset, the Calculation Agent will determine the value of such distribution property distributed in respect of one share of the Reference Asset.
Each of the following is a “Reorganization Event” with respect to the Reference Asset:
•	the Reference Asset is reclassified or changed;
•
the Reference Asset Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but substantially all the outstanding shares are exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the Reference Asset Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the Reference Asset Issuer effects a spin‑off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Asset Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all or substantially all of the outstanding shares of the Reference Asset Issuer.
Notwithstanding the foregoing or the discussion below under “— Valuation of Distribution Property”, if the Reference Asset Issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates (an “issuer merger event”), then the Calculation Agent will deem the Closing Price of the original Reference Asset on the Trading Day immediately prior to the announcement date of the issuer merger event, as applicable, to be the Closing Price of the Reference Asset on each remaining Trading Day to, and including, the Valuation Date, if applicable.
Valuation of Distribution Property
If a Reorganization Event occurs with respect to the Reference Asset, then the Calculation Agent will determine the Closing Price of the Reference Asset by reference to the distribution property (as discussed below). The Calculation Agent will not make any determination for a Reorganization Event, however, unless the event becomes effective (or, if the event is a spin‑off, unless the ex‑dividend date for the spin‑off occurs) after the Pricing Date and on or before the Valuation Date.
For the purpose of making a determination required by a Reorganization Event, the Calculation Agent will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the Closing Price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines to be appropriate. If a holder of the Reference Asset may elect to receive different types or combinations of types of distribution property in the Reorganization Event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent.
If the distribution property consists of a security, the Calculation Agent will make further adjustments to the distribution property for later events that affect such security in determining the Closing Price. The Calculation Agent will do so to the same extent that it would make determinations if the affected security were the original Reference Asset and were affected by the same kinds of events.
For example, if the Reference Asset Issuer merges into another company and each share of the Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Valuation Date, as applicable, the Closing Price of a share of the Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Price to reflect any later share split or other event, including any later Reorganization Event, that affects the common shares of the surviving company, to the extent described elsewhere herein as if the common shares were the Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the Reference Asset or in respect of whatever securities whose value determines the Closing Price on the Valuation Date, if applicable, if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin‑off, the distribution property also includes the Reference Asset in respect of which the distribution is made.
In this pricing supplement, when we refer to the Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Asset. Similarly, when we refer to the Reference Asset Issuer, we also mean any successor entity in a reorganization event.
Non-U.S. Distribution Property
If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the Closing Price of the non-U.S. securities) on the Valuation Date, as applicable, the Calculation Agent will convert the Closing Price of such non-U.S. securities as of the relevant date of determination into U.S. dollars using the then-applicable exchange rate as it determines.

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to GS&Co. GS&Co. and its affiliates will receive a discount of $7.50 per $1,000 Principal Amount.
TD or an affiliate expects to enter into swap agreements or related hedge transactions with Goldman Sachs International and/or its affiliates in connection with the sale of the Notes, and Goldman Sachs International and/or an affiliate may earn income as a result of payments pursuant to the swap, or the related hedge transactions. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the product supplement. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, in connection with this offering of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than two Business Days from the Pricing Date, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We or GS&Co., or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the Notes. In addition, we, or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, or GS&Co. or any of our or their respective affiliates, this pricing supplement is being used in a market-making transaction unless we or GS&Co., or any of our or their respective affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.